Exhibit 12.1
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                                         STATEMENT OF COMPUTATION OF RATIOS

Computation of Earnings to Combined Fixed Charges
and Preferred Stock Dividends
                                                                                                                   Six Months
(thousands of dollars)                                                 Year Ended September 30,                      Ended
                                                     -------------------------------------------------------------  March 31,
                                                         1998       1999        2000         2001         2002        2003
                                                       --------   --------    --------     --------     --------    --------
Fixed Charges Computation
     Interest expensed and capitalized                 $  2,220   $  4,178    $  3,603     $    145     $    417    $  6,500
     Amortized premiums, discounts, and
     capitalized expenses related to indebtedness         2,046      2,075       3,034           79          136       1,604
     Estimate of interest within rental expense              47        131          26           20           72         542
                                                       --------   --------    --------     --------     --------    --------
Total Fixed Charges                                       4,313      6,384       6,663          244          625       8,646

Preferred equity dividends                                  337        466         378          113            -           -
                                                       --------   --------    --------     --------     --------    --------

Total Fixed Charges and Preferred Equity Dividends     $  4,650   $  6,850    $  7,041     $    357     $    625    $  8,646
                                                       ========   ========    ========     ========     ========    ========



Earnings Computation

Pre-tax income from continuing operations before
adjustment for minority interests in consolidated
subsidiaries or income or loss from equity investees   $(10,916)  $(28,402)   $  8,642     $ 14,468     $ 40,236    $ 24,791

Plus
     Fixed charges                                        4,650      6,850       7,041          357          625       8,646

Minus
     Interest capitalized                                 1,390          -           -            -            -          36
                                                       --------   --------    --------     --------     --------    --------
Total Earnings                                         $ (7,656)  $(21,552)   $ 15,683     $ 14,825     $ 40,861    $ 33,401
                                                       ========   ========    ========     ========     ========    ========


Ratio of Earnings to Combined Fixed Charges and
Preferred Stock Dividends                                N/A         N/A          2.23        41.53        65.38        3.86

     Dollar amount of Deficiency                       $(12,306)  $(28,402)       N/A          N/A          N/A         N/A
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